Exhibit 2.1

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of March 28, 2022, by and among REDBALL ACQUISITION CORP., a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (as defined below) (such entity, including after its continuation as a Delaware corporation, “Parent”), SHOWSTOP MERGER SUB I INC., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), SHOWSTOP MERGER SUB II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub” and together with Parent and First Merger Sub, the “Parent Entities”), and SEATGEEK, INC., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS

A. Parent, First Merger Sub, Second Merger Sub and the Company previously entered into that certain Business Combination Agreement and Plan of Reorganization dated October 13, 2021 (as amended, restated, supplemented, modified or waived from time to time, the “Business Combination Agreement”).

B. On December 12, 2021, Parent, First Merger Sub, Second Merger Sub and the Company entered into an amendment to the Business Combination Agreement.

C. Section 11.11 of the Business Combination Agreement provides that the Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

D. The parties to this Amendment desire to amend the Business Combination Agreement as set forth in this Amendment.

AGREEMENT

The parties to this Amendment, intending to be legally bound, agree as follows:

1. Section 2.5(c). Section 2.5(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“The parties shall take all actions necessary to ensure that, effective immediately after the First Effective Time, the Persons identified as the initial post-Closing directors of Parent in accordance with the provisions of Section 8.5, including the Company Designated Directors, shall be the directors of Parent, each to hold office in accordance with the DGCL, Parent’s certificate of incorporation and bylaws and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.”

2. Section 8.5. Section 8.5 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Subject to any limitation imposed under applicable Laws or NYSE listing requirements, Parent and the Company shall take all necessary action so that effective immediately after the First Effective Time, the board of directors of Parent shall consist of seven (7) directors, (a) one (1) of which to be determined by Sponsor in consultation with the Company prior to the Closing and (b) six (6) of which shall be designated by the Company in its sole discretion prior to the Closing (the “Company Designated Directors”).”

3. Section 10.1(f). Section 10.1(f) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“prior to the Closing, by written notice to the Company from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of their respective reasonable best efforts, then, for a period of up to twenty (20) days after receipt by the Company of notice from Parent of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before June 27, 2022 (the “Agreement End Date”), unless Parent is then in material breach hereof; or”

4. Section 6.1(b)(xiv) of the Company Disclosure Letter. Section 6.1(b)(xiv) of the Company Disclosure Letter is hereby amended and restated in its entirety as set forth on Exhibit A attached to this Amendment.

5. No Further Amendment. Except as expressly provided in this Amendment, all of the terms and conditions of the Business Combination Agreement remain unchanged and continue in full force and effect.

6. No Waiver. Except as specifically set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the parties under the Business Combination Agreement nor shall it constitute a waiver of any provision of the Business Combination Agreement.

7. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party to this Amendment and to the Business Combination Agreement shall be bound by this Amendment.

8. Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Entire Agreement; Counterparts. This Amendment, the Business Combination Agreement and the documents and instruments and other agreements specifically referred to in the Business Combination Agreement or delivered pursuant thereto set forth the entire understanding of the parties hereto and thereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by electronic delivery in PDF format of this Amendment with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Amendment.

[Signature Pages Follow]

2.

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be executed and delivered as of the date first set forth above.

RedBall Acquisition Corp.

By:	/s/ Gerald J. Cardinale
Name:	Gerald J. Cardinale
Title:	Co-Chairman

Showstop Merger Sub I Inc.

By:	/s/ Gerald J. Cardinale
Name:	Gerald J. Cardinale
Title:	President

Showstop Merger Sub II LLC

By: RedBall Acquisition Corp., its sole member

By:	/s/ Gerald J. Cardinale
Name:	Gerald J. Cardinale
Title:	Co-Chairman

[Signature Page to Second Amendment to BCA]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be executed and delivered as of the date first set forth above.

SeatGeek, Inc.

By:	/s/ Jack Groetzinger
Name:	Jack Groetzinger
Title:	Chief Executive Officer

[Signature Page to Second Amendment to BCA]